                                                                    Exhibit 11.1



                               Sodak Gaming, Inc.

                       CALCULATION OF EARNINGS PER COMMON

                          AND COMMON EQUIVALENT SHARE


                                                     Three             Three
                                                 Months Ended      Months Ended
                                                   March 31,         March 31,
                                                     1997              1996
                                                 ------------      -------------
Shares Outstanding
  Weighted average common shares outsanding        22,757,688        22,722,276
  Adjustments for common stock equivalents (1)        194,486           139,498
  Weighted average number of common and          ------------      -------------
    common equivalent shares outstanding           22,952,174        22,861,774
                                                 ============       ===========
Net Earnings                                     $  1,279,511       $ 2,697,727
                                                 ============       ===========
Earnings per common and
  common equivalent share                        $       0.06       $      0.12
                                                 ============       ===========

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(1)  Represents adjustment computed under the treasury stock method for stock options granted at fair market value at date of grant.


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